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AGREEMENT AND PLAN OF REORGANIZATION
This Agreement and Plan of Reorganization (this
"Agreement") is made as of this 19th day of September, 2000, by and between Dresdner RCM Capital Funds, Inc., a Maryland corporation (the "Capital Company") on behalf of its Dresdner RCM MidCap Fund series ("MidCap Fund"), Dresdner RCM International Growth Equity Fund series ("International Fund"), and Dresdner RCM Small Cap Fund series
("Small Cap Fund"), and Dresdner RCM Global Funds, Inc., a Maryland corporation (the "Global Company") on behalf of its Dresdner RCM
MidCap Fund series ("New MidCap Fund"), Dresdner RCM International Growth Equity Fund series ("New International Fund"), and Dresdner RCM Small Cap Fund series ("New Small Cap Fund").
WHEREAS, the parties wish to enter into a plan of
reorganization (the "Plan") which will consist, among other things, of the transfer of assets of MidCap Fund to New MidCap Fund in exchange for shares of Class I common stock of New MidCap Fund ("New MidCap Shares"), the transfer of assets of International Fund to New International Fund in exchange for shares of Class I and Class N common stock of New International Fund ("New International Shares"), and the transfer of assets of Small Cap Fund to New Small Cap Fund in exchange for shares of Class I common stock of New Small Cap Fund ("New Small Cap Shares");
WHEREAS, the Board of Directors of the Capital Company,
including a majority of the Directors who are not "interested persons" of the Capital Company, as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), has determined that the Plan is in the best interests of the shareholders of MidCap Fund, International Fund and Small Cap Fund, respectively, and that their interests would not be diluted as a result of the transactions contemplated thereby; and
WHEREAS, the Board of Directors of the Global Company,
including a majority of the Directors who are not "interested persons" of the Global Company, as defined in the 1940 Act, has determined that the Plan is in the best interests of each of the New MidCap Fund, New International Fund and New Small Cap Fund, respectively, each of which is a newly created series of the Global Company formed for the specific purpose of entering into the Plan and has no outstanding shares.
NOW THEREFORE, in consideration of the agreements contained
in this Agreement, the parties agree as follows:
Article 1
Transfer of Assets and Liabilities
1.1	Transfer of Assets and Liabilities.  Subject to the terms
and conditions set forth herein, on the Closing Date (as hereafter defined), MidCap Fund shall transfer all of its assets to New MidCap Fund, International Fund shall transfer all of its assets to New International Fund, and Small Cap Fund shall transfer all of its assets to New Small Cap Fund. In exchange therefor, New MidCap Fund shall assume all of the liabilities of MidCap Fund and deliver to MidCap Fund a number of Class I New MidCap Shares which is equal to the number of shares of MidCap Fund outstanding as of the close of business on the last business day preceding the Closing Date; New International Fund shall assume all of the liabilities of International Fund and deliver to International Fund a number of Class I and Class N New International Shares which is equal to the respective number of Class I and Class N Shares of International Fund outstanding as of the close of business on the last business day preceding the Closing Date; and New Small Cap Fund shall assume all of the liabilities of Small Cap Fund and deliver to Small Cap Fund a number of Class I New Small Cap Shares which is equal to the number of shares of Small Cap Fund outstanding as of the close of business on the last business day preceding the Closing Date.
1.2	Liquidation of MidCap Fund, International Fund and Small
Cap Fund. Subject to the terms and conditions set forth herein, on the Closing Date (a) each of MidCap Fund and Small Cap Fund shall liquidate and shall distribute pro rata to its shareholders of record, determined as of the close of business on the last business day preceding the Closing Date, the Class I New MidCap Shares and New Small Cap Shares, respectively, received by it pursuant to Section 1.1; and (b) International Fund shall liquidate and shall distribute pro rata to its Class I and Class N shareholders of record, respectively, determined as of the close of business on the day preceding the Closing Date, the Class I and Class N New International Fund Shares received by it pursuant to Section 1.1.
1.3	No Issuance of Share Certificates.  The liquidation and
distribution of MidCap Fund, International Fund and Small Cap Fund provided for herein shall be accomplished by opening accounts on the books of each of New MidCap Fund, New International Fund and New Small Cap Fund, respectively, in the names of its respective shareholders and transferring to its respective shareholders New MidCap Shares, New International Shares and New Small Cap Shares, respectively, credited to the account of MidCap Fund, International Fund and Small Cap Fund, respectively, on the books of New MidCap Fund, New International Fund and New Small Cap Fund. No certificates evidencing New MidCap Shares, New International Shares or New Small Cap Shares shall be issued.
1.4	Time and Date of Computation.  The number of Shares to be
issued by New MidCap Fund to MidCap Fund, New International Fund to International Fund, and New Small Cap Fund to Small Cap Fund shall be calculated as of the close of business on the last business day preceding the Closing Date in accordance with the regular practices of MidCap Fund, International Fund, Small Cap Fund and the Capital Company.
1.5	Closing Time and Place.  The Closing Date shall be December
29, 2000, or such later date on which all of the conditions set forth in Article 2 have been fulfilled or otherwise waived by the parties hereto, but in any event not later than January 31, 2001, or such later date as the parties may mutually agree. All acts taking place on the Closing Date shall be deemed to be taking place simultaneously as of the commencement of business on the Closing Date, unless otherwise provided. The closing of the reorganization contemplated by the Plan (the "Closing") shall be held at 9:00 a.m. (Eastern time) at the offices of the Global Company, Four Embarcadero Center, San Francisco, California, or such other time and/or place as the parties may mutually agree.
1.6	Delay of Valuation.  If on the last business day preceding
the Closing Date (a) the primary trading market for portfolio securities of either party is closed to trading or trading thereon is restricted, or (b) trading or the reporting of trading is disrupted so that an accurate appraisal of the value of the net assets of either party and an accurate calculation of the number of shares held by each shareholder is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.
1.7	Termination of MidCap Fund, International Fund, Small Cap
Fund and Capital Company. As promptly as practicable after the Closing, each of MidCap Fund, International Fund and Small Cap Fund shall cease operations and Capital Company shall dissolve.
Article 2
Conditions Precedent to the Effectiveness of the Reorganization
The respective obligation of each party to effect the
reorganization contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
2.1	Shareholder Approval.  On or prior to the Closing Date, the
shareholders of MidCap Fund, International Fund and Small Cap Fund shall have approved the transactions contemplated by this Agreement in accordance with the provisions of Maryland law and the 1940 Act.
2.2	No Injunctions or Restraints.  On the Closing Date, no
action, suit or other proceeding shall be pending before any court or government agency which seeks to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.
2.3	Consents.  All consents of the other party and all other
consents, orders and permits of Federal, state and local regulatory authorities deemed necessary by the Capital Company to permit consummation, in all material respects, of the transactions contemplated herein shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of either party or any of its series.
2.4	Effective Registration Statement.  The Form N-1A
Registration Statement of the Global Company and the Form N-14 Registration Statement of the Global Company with respect to the New MidCap Shares, New International Shares and New Small Cap Shares shall have become effective and continue to be effective and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated.
2.5	Tax Opinion.  The parties shall have received an opinion of
Paul, Hastings, Janofsky & Walker LLP substantially to the effect that for Federal income tax purposes:
(a)	The transfer of MidCap Fund, International Fund and Small
Cap Fund assets to New MidCap Fund, New International Fund
and New Small Cap Fund, respectively, in exchange for New
MidCap Shares, New International Shares and New Small Cap
Shares, respectively, and the distribution of New MidCap
Shares, New International Shares and New Small Cap Shares
to the shareholders of MidCap Fund, International Fund and
Small Cap Fund, respectively, in liquidation of MidCap
Fund, International Fund and Small Cap Fund will constitute
a "reorganization" (the "Reorganization") within the
meaning of Section 368 of the Internal Revenue Code of
1986, as amended;
(b)	No gain or loss will be recognized by New MidCap Fund, New
International Fund and New Small Cap Fund upon the receipt
of the assets of MidCap Fund, International Fund and Small
Cap Fund, respectively, solely in exchange for New MidCap
Shares, New International Shares and New Small Cap Shares,
respectively;
(c)	No gain or loss will be recognized by any of MidCap Fund,
International Fund and Small Cap Fund upon the transfer of
its assets to New MidCap Fund, New International Fund and
New Small Cap Fund, respectively, in exchange for New
MidCap Shares, New International Shares and New Small Cap
Shares, respectively;
(d)	No gain or loss will be recognized by any shareholder of
MidCap Fund, International Fund and Small Cap Fund upon
exchange of its MidCap Fund, International Fund and Small
Cap Fund shares for New MidCap Shares, New International
Shares and New Small Cap Shares, respectively;
(e)	The tax basis of the assets of MidCap Fund, International
Fund and Small Cap Fund acquired by New MidCap Fund, New
International Fund and New Small Cap Fund, respectively,
will be the same as the tax basis of such assets to MidCap
Fund, International Fund and Small Cap Fund, respectively,
immediately prior to the reorganization;
(f)	The tax basis of New MidCap Shares, New International
Shares and New Small Cap Shares received by each
shareholder of MidCap Fund, International Fund and Small
Cap Fund, respectively, pursuant to the reorganization will
be the same as the tax basis of MidCap Fund shares,
International Fund shares and Small Cap Fund shares,
respectively, held by such shareholder immediately prior to
the reorganization;
(g)	The holding period of the assets of MidCap Fund,
International Fund and Small Cap Fund acquired by New
MidCap Fund, New International Fund and New Small Cap Fund, respectively will include the period during which those assets were held by MidCap Fund, International Fund and
Small Cap Fund, respectively; and
(h)	The holding period of the New MidCap Shares, New
International Shares and New Small Cap Shares to be
received by each shareholder of MidCap Fund, International
Fund and Small Cap Fund will include the period during
which the MidCap Fund shares, International Fund shares and
Small Cap Fund shares exchanged therefor were held by such
shareholder.
2.6	Corporate Opinion.  The parties shall have received
opinions of Paul, Hastings, Janofsky & Walker LLP (or, as to matters of Maryland law, Venable, Baetjer and Howard LLP) substantially to the effect that:
(a)	Each party is duly organized as a Maryland
corporation and is validly existing and in good
standing under the laws of the State of Maryland.
(b)	Each party has full corporate power and authority to
enter into and perform its obligations under this
Agreement; the execution, delivery and performance of
this Agreement has been duly authorized by all
necessary action of its Board of Directors and, with
respect to the Capital Company shareholders; this
Agreement does not violate, and its performance will
not result in violation of, any provisions of its
Articles of Incorporation or Bylaws; and this
Agreement constitutes its valid and binding contract
enforceable in accordance with its terms, subject to
the effects of bankruptcy, moratorium, fraudulent
conveyance and similar laws relating to or affecting
creditors' rights generally and principals of equity
and court decisions with respect thereto.
(c)	Each party is duly registered as an investment
company under the Investment Company Act of 1940, as
amended and such registration is in full force and
effect; and the Form N-1A registration statement of
the Global Company with respect to the New MidCap
Fund, New International Fund, and New Small Cap Fund
is in full force and effect.
(d)	The New MidCap Shares, New International Shares and
New Small Cap shares to be delivered pursuant to this
Agreement are duly authorized, and when issued in
accordance with this Agreement, will be validly
issued, fully paid and nonassessable, and no other
shareholder of the Global Company has any preemptive
right to subscription or purchase in respect thereof.
2.7	Covenants, Representations and Warranties.  Each party
shall have performed all of its covenants set forth in Article 4, and its representations and warranties set forth in Article 3 shall be true and correct in all material respects on and as of the Closing Date as if made on such date, and each of the President of the Global Company and the President of the Capital Company shall have executed a certificate to such effect.
2.8	Statement of Assets and Liabilities.  Each of MidCap Fund,
International Fund and Small Cap Fund shall have delivered to the Global Company on the Closing Date a statement of its assets and liabilities, prepared in accordance with generally accepted accounting principles consistently applied, together with a certificate of its Treasurer or Assistant Treasurer as to its portfolio securities and the federal income tax basis and holding period as of the Closing Date.
Article 3
Representations and Warranties
The parties represent and warrant as follows:
3.1	Structure and Standing.  Each party represents and warrants
that it is duly organized as a Maryland corporation, is validly existing and in good standing under the laws of the State of Maryland, and has the power to own all of its properties and assets and conduct its business.
3.2	Power.  Each party represents and warrants that it has full
power and authority to enter into and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement has been duly authorized by all necessary action of its Board of Directors; this Agreement does not violate, and its performance will not result in violation of, any provision of its Articles of Incorporation, Bylaws, or any agreement, instrument or other undertaking to which it is a party or by which it is bound; and this Agreement constitutes its valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto.
3.3	Litigation.  Each party represents and warrants that it is
not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.
3.4	Fund Assets.  The Capital Company represents and warrants
that on the Closing Date the assets received by New MidCap Fund, New International Fund and New Small Cap Fund from MidCap Fund, International Fund and Small Cap Fund, respectively, will be delivered to New MidCap Fund, New International Fund and New Small Cap Fund, respectively, as provided in Section 1.1 free and clear of all liens, pledges, security interests, charges or other encumbrances of any nature whatsoever created by MidCap Fund, International Fund and Small Cap Fund and without any restriction upon the transfer thereof, except for such liabilities assumed as provided in Section 1.1.
3.5	The Shares.  The Global Company represents and warrants
that on the Closing Date (a) the New MidCap Shares, New International Shares and New Small Cap Shares, respectively, to be delivered to MidCap Fund, International Fund and Small Cap Fund as contemplated in this Agreement will be duly authorized, validly issued, fully paid and nonassessable; (b) no shareholder of New MidCap Fund, New International Fund or New Small Cap Fund or any other series of the Global Company has any preemptive right to subscription or purchase in respect thereof; (c) MidCap Fund, International Fund and Small Cap Fund will acquire the New MidCap Shares, New International Shares and New Small Cap Shares, respectively, free and clear of all liens, pledges, security interests, charges or other encumbrances of any nature whatsoever created by the Global Company and without any restriction on the transfer thereof; and (d) the New MidCap Shares, New International Shares and New Small Cap Shares will be duly qualified for offering to the public in all of the states of the United States in which such qualification is required or an exemption from such requirement shall have been obtained.
3.6	Tax Status and Filings.  The Capital Company represents and
warrants that it has satisfied the requirements of Subchapter M of the Code for treatment of each of the MidCap Fund, Small Cap Fund and International Fund as a regulated investment company and each has elected to be treated as such; it has filed or furnished all federal, state, and other tax returns and reports required by law to have been filed or furnished, and it has paid or made provision for payment of, so far as due, all federal, state and other taxes, interest and penalties with respect to each such series; that no such return of any such series is currently being audited; and that no assessment has been asserted with respect to any such returns or reports of any such series. The Global Company represents and warrants that it will use its best efforts to ensure that each of the New MidCap Fund, New Small Cap Fund and New International Fund will satisfy the requirements of Subchapter M of the Code for treatment as a regulated investment company and will elect to have each treated as such.
3.7	Accuracy of Information.  Each party represents and
warrants that all information furnished by it to the other party for use in any documents which may be necessary in connection with the transactions contemplated by this Agreement will be accurate and complete and will comply in all material respects with federal securities and other laws and regulations applicable thereto.
3.8	Acquisition of the Shares.  The Capital Company represents
and warrants that the New MidCap Shares, New International Shares and New Small Cap Shares it acquires pursuant to this Agreement are not being acquired for the purpose of making any distribution thereof, except in accordance with the terms of this Agreement.
3.9	The Global Company.  The Global Company represents and
warrants that immediately prior to the consummation of the Capital Closing the New MidCap Fund, New International Fund and New Small Cap Fund will have no assets or outstanding shares.
3.10	Capital Company Financial Statements.  The Capital Company
represents and warrants that the Statement of Assets and Liabilities of the MidCap Fund, International Fund and Small Cap Fund as of June 30, 2000 provided to the Global Company has been prepared in accordance with generally accepted accounting principles consistently applied, and fairly reflects its financial condition as of such date, and there are no known contingent liabilities of such party as of such date not disclosed therein.
3.11	No Adverse Changes in Capital Company.  The Capital Company
represents and warrants that since June 30, 2000, there has not been any material adverse change in the financial condition, assets, liabilities or business of the MidCap Fund, International Fund and Small Cap Fund other than changes occurring in the ordinary course of business except as otherwise disclosed in writing to and accepted by the Global Company (for the purposes of this paragraph, a decline in net asset value per share of a series shall not constitute a material adverse change).
3.12	Proxy Statement.  Each party represents and warrants that
the Combined Proxy Statement and Prospectus contained in the Registration Statement on Form N-14 to be used in connection with the transaction contemplated hereby (only insofar as it relates to such party) will, on its effective date and on the Closing Date, not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading.
Article 4
Covenants
4.1	Conduct of Business.  During the period from the date of
this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each party shall operate its business in the ordinary course except as contemplated by this Agreement.
4.2	Shareholders Meeting.  The Capital Company shall call a
special meeting of shareholders of each of MidCap Fund, International Fund and Small Cap Fund as soon as possible for the purpose of considering the reorganization contemplated by this Agreement.
4.3	Preparation of Combined Prospectus and Proxy Statement.  As
soon as reasonably practicable after the execution of this Agreement, the Global Company shall prepare and file with the United States Securities and Exchange Commission in form and substance satisfactory to both parties, (a) an amendment to the Form N-1A registration statement of the Global Company with respect to New MidCap Fund, New International Fund and New Small Cap Fund, and (b) a combined prospectus and proxy statement on Form N-14 with respect to the reorganization and shall use its best efforts to provide that the combined prospectus and proxy statement can be distributed to the shareholders of MidCap Fund, International Fund and Small Cap Fund as promptly thereafter as practicable. As soon as reasonably practicable, the parties shall also prepare and file any other related filings required under applicable state securities laws.
4.4	Fees and Expenses.  Whether or not this Agreement is
consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Dresdner RCM Global Investors LLC.
4.5	Provision of Documents.  Each party will execute and file
Articles of Transfer with respect to the transactions contemplated by this Agreement with the Maryland Department of Assessments and Taxation, and agrees that it will, from time to time as and when reasonably requested by the other party, provide or cause to be provided to the other party such information, execute and deliver or cause to be executed and delivered to the other party such documents, and take or cause to be taken such further action, as the other party may deem necessary in order to carry out the intent of this Agreement.
4.6	Capital Company Liabilities.  The Capital Company will use
its best efforts to discharge all of its financial liabilities and obligations prior to the Closing Date.
Article 5
Termination, Amendment and Waiver
5.1	Termination.  This Agreement may be terminated by
resolution of the Board of Directors of the Capital Company or the Board of Directors of the Global Company at any time prior to the Closing Date, if
(a)	the other party shall have breached any material provision
of this Agreement; or
(b)	circumstances develop that, in the opinion of such Board,
make proceeding with the Plan inadvisable; or
(c)	any governmental body shall have issued an order, decree or
ruling having the effect of permanently enjoining,
restraining or otherwise prohibiting the consummation of
this Agreement.
5.2	Effect of Termination.  In the event of any termination
pursuant to Section 5.1 (b) or (c), there shall be no liability for damage on the part of either party to the other party.
5.3	Amendment.  This Agreement contains the entire agreement of
the parties with respect to the reorganization contemplated by the Plan and may be amended prior to the Closing Date by the parties in writing at any time; provided, however, that there shall not be any amendment that by law requires approval by the shareholders of a party without obtaining such approval.
5.4	Waiver.  At any time prior to the Closing Date, any of the
terms or conditions of this Agreement may be waived by the Board of Directors of the Capital Company or the Board of Directors of the Global Company, if, in its judgment after consultation with legal counsel, such action or waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of MidCap Fund, International Fund or Small Cap Fund, or of New MidCap Fund, New International Fund, or New Small Cap Fund, respectively.
Article 6
General Provisions
6.1	Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the state of Maryland applicable to contracts made and to be performed in such state.
6.2	Assignment.  This Agreement shall be binding upon and inure
to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by either party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.
6.3	Notices.  Any notice, report, statement or demand required
or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the Capital Company at Four Embarcadero Center, San Francisco, California 94111, Attention: President, or the Global Company at Four Embarcadero Center, San Francisco, California 94111,
Attention: President.
*   *   *   *


IN WITNESS WHEREOF, each party has caused this Agreement to be executed and attested on its behalf by its duly authorized representatives as of the date first above written.
DRESDNER RCM CAPITAL FUNDS, INC.,
on behalf of its Dresdner RCM
MidCap Fund series, Dresdner RCM
International Growth Equity Fund
series, and Dresdner RCM Small Cap
Fund series


Attest:						By:         /s/Anthony Ain
               		Anthony Ain
	President
/s/Karin L. Brotman
Karin L. Brotman
Assistant Secretary

DRESDNER RCM GLOBAL FUNDS, INC., on
behalf of its Dresdner RCM MidCap
Fund series, Dresdner RCM
International Growth Equity Fund
series, and Dresdner RCM Small Cap
Fund series


Attest:						By:         /s/Anthony Ain
			Anthony Ain
				President


/s/Karin Brotman
Karin L. Brotman
Assistant Secretary

For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees to the provisions of
Section 4.4 of this Agreement.
DRESDNER RCM GLOBAL INVESTORS LLC



By:/s/Caroline M. Hirst
Chief Operation Officer



LA/585953.4	-11-
		Sub-Item 77Q1(g)
LA/585953.4


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